AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1, dated as of December 18, 2007 (the “Amendment”), to the Amended and Restated Deposit Agreement dated as of June 2, 1999 to the Deposit Agreement dated as of November 13, 1997 (as so amended and restated and amended hereby, the “Deposit Agreement”), among MAGYAR TELEKOM TÁVKÖZLÉSI NYILVÁNOSAN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG (fka Magyar Távközlési Rt.) (Budapest, 1013, Krisztina krt. 55, Hungary, registration number: Cg. 01-10-041928), incorporated under the laws of the Republic of Hungary (the “Company”), JPMORGAN CHASE BANK, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder.

WITNESSETH:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein;

WHEREAS, pursuant to paragraph (16) of the form of ADR contained in the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement, the currently outstanding ADRs and the form of ADR annexed to the Deposit Agreement as Exhibit A thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the currently outstanding ADRs and the form of ADR annexed to the Deposit Agreement as Exhibit A thereto as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.
ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01. Deposit Agreement. All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date (as herein defined), refer to the Amended and Restated Deposit Agreement dated as of June 2, 1999 as amended by this Amendment.

SECTION 2.02. All references in the Deposit Agreement to the Depositary or Morgan Guaranty Trust Company of New York shall be deemed references to JPMorgan Chase Bank, N.A.

SECTION 2.03. Section 16 of the Deposit Agreement is amended by inserting the following immediately prior the last sentence thereof:

Notwithstanding any other provision of this Deposit Agreement or the form of ADR to the contrary, neither the Company nor the Depositary, nor any of their agents, shall be liable to the other for any indirect, special, punitive or consequential damages (collectively “Special Damages”) except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or its agents, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder.

SECTION 2.04. The addresses of the Depositary set forth in Section 17(a) of the Deposit Agreement is amended to read as follows:

(a)	JPMorgan Chase Bank, N.A.
Four New York Plaza
New York, New York 10004
Attention: ADR Administration
Fax: (212) 623-0079

ARTICLE III
AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.  SECTION 2.04.   References in the Form of ADR to “Morgan Guaranty Trust Company of New York, a New York Corporation” are replaced with “JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States of America”.

SECTION 3.02.  Paragraph (7) of the form of ADR is amended to read as follows:

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, up to U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs issued or surrendered. The Depositary may sell (by public or private sale) sufficient securities received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs, to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) an aggregate fee of U.S.$0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (ii) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing Shares or named in Delivery Orders or withdrawing Deposited Securities or named in Withdrawal Orders (which are payable by such persons), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit of Shares or withdrawal of Deposited Securities (which are payable by persons depositing Shares or withdrawing Deposited Securities), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars and in compliance with foreign exchange regulations (which are paid out of such foreign currency) and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the Custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). These charges may be changed in the manner indicated in paragraph (16).

SECTION 3.03. The last sentence of paragraph (11) of the form of Receipt is amended to read as follows:

Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

SECTION 3.04. Paragraph (14) of the form of ADR is amended by inserting the following sentences immediately prior to the last sentence thereof:

Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages.

SECTION 3.05. The form of ADR set forth in Exhibit A to the Deposit Agreement is amended to reflect the amendments set forth herein and shall be in the form attached hereto as Exhibit A.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of Hungary, neither of such agreements need to be filed or recorded with any court or other authority in the Republic of Hungary, nor does any stamp or similar tax or governmental charge need to be paid in the Republic of Hungary on or in respect of such agreements.

ARTICLE V
MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective thirty days after notice hereof has been provided to Holders (the “Effective Date”).

SECTION 5.02. Outstanding ADRs. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

MAGYAR TELEKOM TÁVKÖZLÉSI NYILVÁNOSAN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Exhibit A
[FORM OF FACE OF ADR]

No. of ADSs:
________
Number

Each ADS represents
Five Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

REGISTERED SHARES
(or the rights to receive such Registered Shares)

of

MAGYAR TELEKOM TÁVKÖZLÉSI NYILVÁNOSAN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG

(Incorporated under the
laws of the Republic of Hungary)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the “Depositary”), hereby certifies that   is the registered holder of   American Depositary Shares (“ADSs”), each (subject to paragraph (13)) representing five registered shares (including the rights to receive Shares described in paragraph (1), “Shares” and, together at any time with all Shares at such time deposited under the Deposit Agreement, hereinafter defined, and any and all other Shares, securities or cash at such time held for the account of the Depositary in respect or in lieu of such deposited Shares and other Shares, securities and cash, the “Deposited Securities”), of MAGYAR TELEKOM TÁVKÖZLÉSI NYILVÁNOSAN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG, a corporation organized under the laws of the Republic of Hungary and its successors (the “Company”), deposited with the Custodian (subject to paragraph (15), the “Custodian”) for such purpose under the Amended and Restated Deposit Agreement dated as of June 2, 1999 (as amended from time to time, the “Deposit Agreement”) among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder (“ADRs”), each of whom by accepting an ADR becomes a party hereto and thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the Deposit Agreement and paragraphs (4) and (7), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, “Pre-released ADSs”) only if (i) Pre-released ADSs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute “Deposited Securities”), (ii) each recipient of Pre-released ADSs represents and agrees in writing with the Depositary that such recipient or its customer (a) beneficially owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly but in no event more than five business days after demand therefor and (iii) all Pre-released ADSs constitute not more than 20% of all ADSs (excluding Pre-released ADSs). The Depositary may retain for its own account any earnings on collateral for Pre-released ADSs and its charges for issuance thereof. Shares or evidence of rights to receive Shares may be deposited through (x) the electronic transfer of such Shares to the account therefor maintained by the Custodian solely in its capacity as the central clearing agency for securities in the Republic of Hungary (AKELER@), (y) evidence satisfactory to the Custodian of irrevocable instructions to cause such Shares to be transferred to such account or (z) delivery of certificates representing such Shares. If use of the KELER book-entry system in connection with the ADSs is discontinued at any time for any reason, the Company shall make such other book-entry arrangements (if any) that it determines, after consultation with the Depositary, are reasonable. At the request, risk and expense of the person depositing Shares, the Depositary may accept Shares for forwarding to the Custodian and may deliver certificated ADRs, if then available pursuant to Section 2 of the Deposit Agreement, at a place other than the Transfer Office. Every person depositing Shares under the Deposit Agreement is deemed to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs, the transfer of ADRs, and the withdrawal of Shares in respect of surrendered ADRs.

(2) Withdrawal of Deposited Securities. Subject to the Deposit Agreement and paragraphs (4), (5) and (7) and to the provisions of or governing Deposited Securities (including the Company’s Articles of Association or applicable law), upon surrender of a certificated ADR in form satisfactory to the Depositary or, in the case of a Direct Registration ADR proper instructions and documentation, in each case delivered at the Transfer Office and receipt by the Depositary of a written order (a “Withdrawal Order”) from or on behalf of such beneficial owner or Holder, as the case may be, directing the Depositary to deliver the Deposited Securities represented by the ADSs evidenced by such ADR at the Custodian’s office to or to the order of the persons designated therein, the Holder hereof is entitled to delivery, as promptly as practicable, at the Custodian’s office of the Deposited Securities represented by the ADSs evidenced hereby to or to the order of the persons named in such Withdrawal Order. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter related to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register shall include the Direct Registration System. The Depositary, subject to the Deposit Agreement, shall register transfers of ADRs in the ADR Register as promptly as practicable after surrender of an ADR at its Transfer Office by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by applicable law. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby) when properly endorsed in the case of certificated ADRs or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person or persons in whose name this ADR is registered on the ADR Register (the “Holder”) as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by such Holder’s duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it in connection with the performance of its duties hereunder, after making reasonable efforts to consult with the Company if practicable in the case of any closure outside of the ordinary course of business or as reasonably requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7); (b) the production of (i) proof satisfactory to it of the identity and genuineness of any signature, and (ii) such other information, including, without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of ADRs, Deposited Securities or other securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The Depositary shall notify the Company of any procedures it establishes in the future pursuant to clause (c) above. The acceptance of deposits of Shares, the issuance, registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary (after consultation with the Company to the extent practicable) or the Company (after consultation with the Depositary).

(5) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian, the Depositary or the Company with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary for forwarding as appropriate. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distribution on or in respect of Deposited Securities, or may sell (by public or private sale) for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency. Upon any such sale, the Depositary shall, if appropriate, reduce the number of ADSs evidenced hereby to reflect such sale and shall distribute the net proceeds of any such sale after deduction of such tax or other governmental charge to the Holder hereof. Each of the Company and the Depositary will forward to the other in a timely fashion such information from its records as the other may reasonably request to enable it to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders. The Company and the Depositary shall cooperate with each other in efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs. In connection with any distribution on Deposited Securities or to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company, and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.

(6) Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities (including the Company’s Articles of Association or applicable law) may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders, all persons holding ADRs and all persons holding beneficial interests in ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary’s compliance with any Company instructions in respect thereof, and the Depositary shall use its reasonable efforts to comply, to the extent practicable, with such Company instructions. Each Holder and all persons holding ADRs or beneficial interests in ADRs acknowledge that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Holder or owner of a beneficial interest has an interest. All persons holding ADRs or beneficial interests in ADRs agree to comply with all such disclosure requirements and ownership limitations. The Company reserves the right to instruct Holders to deliver their ADRs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares. The Company may also refuse to allow such Holder to redeposit such Shares into the ADR facility. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company=s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce the withholding of such rights with respect to any Holder.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, up to U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs issued or surrendered. The Depositary may sell (by public or private sale) sufficient securities received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs, to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) an aggregate fee of U.S.$0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (ii) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing Shares or named in Delivery Orders or withdrawing Deposited Securities or named in Withdrawal Orders (which are payable by such persons), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit of Shares or withdrawal of Deposited Securities (which are payable by persons depositing Shares or withdrawing Deposited Securities), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars and in compliance with foreign exchange regulations (which are paid out of such foreign currency) and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the Custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). These charges may be changed in the manner indicated in paragraph (16).

(8) Available Information. The Depositary shall make available at the principal office in the United States of the Depositary, the Custodian and the Transfer Office for inspection by Holders the Deposit Agreement, the Company’s Articles of Association and any reports and written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities. The Depositary will mail copies of such reports and communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the “Commission”). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street N.E., Washington, D.C. 20549.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer of the Depositary.

Dated:
JPMORGAN CHASE BANK, N.A., as Depositary

By:
Authorized Officer

At the date of the Deposit Agreement, the Depositary’s Transfer Office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF ADR]

(10) Distributions on Deposited Securities. Subject to paragraphs (4), (5) and (7), to the extent practicable, the Depositary will, as promptly as practicable, distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash: Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis as soon as practicable after receipt of such Cash, subject to appropriate adjustments for (i) taxes or other governmental charges withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s reasonable and customary charges and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the government of the Republic of Hungary or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may apply for such approval or license, if any, as the Company or its Hungarian counsel may reasonably instruct in writing or as the Depositary may deem desirable. Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other cash distribution or as the net proceeds from the sale of securities or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars and distributed to Holders entitled thereto in the United States, the Depositary shall convert or cause to be converted, as promptly as practicable, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars using reasonable efforts to effect such conversion and shall transfer the resulting U.S. dollars (net of its reasonably and customary charges and expenses in effecting such conversion) to the United States. If at any time the Depositary shall, after consultation with the Company, if practicable, determine that in its reasonable judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall, subject to applicable laws and regulations and upon payment of any fees and expenses of the Depositary in connection therewith, (a) to the extent requested to do so in writing by Holders entitled to receive the same, distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to such Holders or, (b) to the extent not so requested or to the extent it so deems practicable, hold such foreign currency (without liability for interest thereon or the investment thereof) for the respective accounts of the other Holders entitled to receive the same. If at the time the Depositary shall determine that in its judgment any U.S. dollars received by the Depositary upon conversion of foreign currency are not transferable into the United States, or if any approval or license of any governmental authority or agency thereof that is required for such transfer is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall hold such U.S. dollars (without liability for interest thereon or investment thereof) for the respective accounts of the Holders entitled to receive the same. If any such conversion of foreign currency and transfer into U.S. dollars, in whole or in part, can be effected for distribution to some but not all of the Holders entitled thereto, the Depositary may, in its reasonable discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance (without liability for interest thereon or investment thereof) for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable; (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”), and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADSs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company so instructs and timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent that such evidence is not furnished and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent that such evidence is not furnished and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Distributions of U.S. dollars pursuant to any clause of this paragraph (10) will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future distributions of U.S. dollars). Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADSs, Shares, Rights or other securities described in this paragraph (10) under the Securities Act or (ii) take other actions to permit the distribution of such ADSs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.

(11) Record Dates. The Depositary shall, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities or the net proceeds thereof, to give instructions for the exercise of any voting rights in respect of Deposited Securities, to receive any notice or to act in respect of other matters and, only such Holders at the close of business on such record date shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, unless the Company informs the Depositary otherwise in order to comply with applicable law, the Company=s Articles of Association or the provisions of or governing the Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials (or a summary thereof in English if the Company, in its discretion, decides to provide such summary), (b) that each Holder at the close of business on the record date set by the Depositary therefor will be entitled, subject to any applicable provisions of Hungarian law and the Company’s Articles of Association, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including express instructions to give a proxy to a person designated by the Company to vote in the manner directed by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under applicable law, the Company’s Articles of Association and the provisions of or governing Deposited Securities to vote or cause to be voted (or for the Depositary to grant a proxy (in accordance with instructions received from Holders) to the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary shall not vote or cause to be voted Deposited Securities other than in accordance with such instructions received from Holders. Subject to the rules of any securities exchange on which the Deposited Securities are listed, the Depositary shall use its reasonable efforts to deliver to the extent practicable prior to the date notified by the Company as the last day for the deposit of Deposited Securities to the Company voting instructions received from Holders.

(13) Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, any securities or cash that shall be received by the Depositary in exchange for, or in conversion or replacement of, Deposited Securities shall constitute Deposited Securities under the Deposit Agreement, and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as so constituted, subject to the provisions of the following sentence. In any such case the Depositary may with the Company’s approval (which approval shall not be unreasonably withheld), and shall if the Company shall so reasonably request, subject to the Deposit Agreement, distribute any part of the securities or cash so received or execute and deliver additional ADRs as in the case of a dividend of Shares, in either case in accordance with paragraph (10), and thereafter the Depositary may, in its discretion but with the prior approval of the Company (which approval shall not be unreasonably withheld), call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such newly received Deposited Securities to the extent not so distributed.

(14) Exoneration. The Depositary, the Company, their respective agents and each of them shall: (a) incur no liability (i) if law, rule or regulation of the United States, the Republic of Hungary or any other country or of any other governmental or regulatory authority or stock exchange or the Company’s Articles of Association, the provisions of or governing any Deposited Security, the issuance of any securities by the Company, any act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR or the Company’s Articles of Association; (b) assume no liability except to perform its obligations (other than those directly related to the handling of Deposited Securities, ADRs and Cash) to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) assume no liability except to perform its obligations directly related to the handling of Deposited Securities, ADRs and Cash to the extent they are specifically set forth in this ADR and the Deposit Agreement without negligence or bad faith; (d) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (e) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required, or (f) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or beneficial owner of an interest in ADRs, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other communication believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote, provided that such action or inaction is in good faith. Subject to the Company’s Articles of Association and the Deposit Agreement, the Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADSs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. Subject to Section 13 of the Deposit Agreement, the Depositary may resign as Depositary by notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. Subject to Section 9 of the Deposit Agreement, the Depositary may appoint substitute or additional Custodians to the Custodian named hereon pursuant to the Deposit Agreement and the term “Custodian” refers to each Custodian or all Custodians, as the context requires, then acting as such.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by agreement between the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges on the Holders (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to this Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17) Termination. The Depositary shall, at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, after giving the notice set forth in the preceding sentence of this paragraph (17) at any time after 45 days has elapsed after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 13 of the Deposit Agreement and paragraph (15) of this ADR before the end of such 45 days. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn together with any such distributions on Deposited Securities (without liability for interest) and any net proceeds of the sale of any Rights, without liability for interest, as the Depositary may reasonably effect. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and for its obligations under Section 16 of the Deposit Agreement. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents under paragraph (7) hereof and Section 16 of the Deposit Agreement.